Vectrus, Inc. Non-Management Director Compensation Effective May 12, 2017 Vectrus Human Resources - Proprietary Non-Management Directors Total Compensation Restricted Stock Units (1) Cash Retainer - Non-Management Directors (except Non-Executive Chairman) $150,000 $75,000 $75,000 - Compensation for Non-Executive Chairman $250,000 $125,000 $125,000 Cash Retainer Amounts - Audit Committee $15,000 - Nominating and Governance Committee $10,000 - Compensation and Personnel Committee $10,000 - Strategy Committee $10,000 Vectrus, Inc. Non-Management Director Annual Compensation (effective May 12, 2017) All compensation to be granted on the date of the applicable Vectrus, Inc. Annual Meeting of Shareholders for services from that date through the day prior to the date of the subsequent Vectrus, Inc. Annual Meeting of Shareholders. (1) Each restricted stock unit ("RSU") represents a contingent right to receive one share of Vectrus, Inc. common stock. The number of RSUs granted will be based on the closing price of Vectrus, Inc. common stock on the date of the applicable Vectrus, Inc. Annual Meeting of Shareholders (commencing with the 2017 Annual Meeting of Shareholders on May 12, 2017). The RSUs will vest 100% on the day prior to the date of the subsequent Vectrus, Inc. Annual Meeting of Shareholders and wll be settled in shares of Vectrus, Inc. common stock. Additional Cash Retainers for Committee Chairs Exhibit 10.01